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                                                                       Exhibit 5

                             Dorsey & Whitney, LLP
                             Pillsbury Center South
                             220 South Sixth Street
                          Mineeapolis, Minnesota 55402


A.S.V., Inc.
840 Lily Lane
Grand Rapids, Minnesota 55744

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to A.S.V., Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 1,575,000 shares of Common Stock, $.01 par value, of the Company (the "Shares"), 1,125,000 of which are initially issuable upon the exercise of stock options granted pursuant to the Company's 1996 Incentive and Stock Option Plan, as amended (the "1996 Plan") and 450,000 of which are initially issuable upon the exercise of stock options granted pursuant to the Company's 1998 Non-Employee Director Stock Option Plan (the "1998 Plan" and together with the 1996 Plan, the "Plans").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

         In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans under which such Shares are issued, will be validly issued, fully paid and nonassessable.

         Our opinion expressed above is limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: September 24, 1998

                                                  Very truly yours,


                                                  Dorsey & Whitney, LLP